Exhibit 2.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “PSFNETWORK MASTERSERIES LLC”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF OCTOBER, A.D. 2025, AT 2:31 O’CLOCK P.M.

10384251 8100 SR# 20254409072	/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State

Authentication: 205185169 Date: 10-30-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:31 PM 10/29/2025
FILED 02:31 PM 10/29/2025
SR 20254409072 - File Number 10384251

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST. The name of the limited liability company is

PSFNETWORK MASTERSERIES LLC.

SECOND. The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

THIRD. Pursuant to Section 18-215 of the Delaware Limited Liability Company Act, notice is hereby provided that this company shall have multiple series of interest and the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the limited liability company generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against such series.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation this 23rd day of October, 2025.

By:	/s/ Omar Elghazaly
Name:	Omar Elghazaly
Authorized Person